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                                               Exhibit 11.1

                           Statement Regarding Computation of Per Share Earnings

                                     Millennium Pharmaceuticals, Inc.



                                                THREE MONTHS ENDED                 SIX MONTHS ENDED
                                                     JUNE 30,                           JUNE 30,
                                              1997             1996              1997             1996
                                          ---------------------------------------------------------------

Average common stock outstanding           28,764,467       18,231,808        27,663,696       12,644,635
Assumed conversion of Convertible
  Preferred Stock                                   -        4,036,574                 -        8,073,147
Common stock equivalents                            -                -                 -                -
                                          ---------------------------------------------------------------
     Total                                 28,764,467       22,268,382        27,663,696       20,717,782
                                          ===============================================================

Net loss                                  $(9,477,000)     $(4,129,000)     $(96,896,000)     $(4,271,000)
                                          ===============================================================

Net loss per share                        $     (0.33)     $     (0.19)     $      (3.50)     $     (0.21)
                                          ===============================================================
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